Exhibit 1.1

AMENDMENT NO. 1 TO UNDERWRITING AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to that certain Underwriting Agreement, dated June 28, 2013 (the “Underwriting Agreement”), by and between Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), and Roth Capital Partners LLC (the “Representative”), as representative of the underwriters named on Schedule I thereto, is entered into effective as of June 28, 2013. Capitalized terms contained herein and not specifically defined in this Amendment shall have the respective meanings ascribed to them in the Underwriting Agreement.

WHEREAS, the parties desire to amend the Underwriting Agreement to correct the Per Warrant Price set forth therein.

NOW, THEREFORE, for and in consideration of the premises and agreements hereinafter set forth, and pursuant to Section 14 of the Underwriting Agreement, the Company and the Representative hereby agree to amend the Underwriting Agreement as follows:

1. Section 5(a) of the Underwriting Agreement is hereby amended by replacing “$0.00465” in the seventh line with “$0.0093”.

2. Schedule III of the Underwriting Agreement is hereby amended by inserting the words “one-half” immediately following the word “per” in the row entitled “Price to the Public” and by replacing “$0.00465” with “$0.0093” in the fifth line of the row entitled “Over-Allotment Option”.

3. Schedule IV of the Underwriting Agreement is hereby amended by inserting the words “one-half” immediately following the word “per” in the row entitled “Price to the Public” and replacing “$0.00035” with “$0.0007” in the row entitled “Underwriting Discounts and Commissions”.

4. The Company and the Representative acknowledge and agree that the execution by them of this Amendment shall be without prejudice to any contractual, legal or equitable rights of, respectively, the Company and the Representative and their respective officers, directors, employees and control persons, and all of such rights are expressly reserved.

5. Except as expressly amended by this Amendment, the Underwriting Agreement remains in full force and effect, and any and all other contingent compensation that may become due to the Underwriters shall remain due and payable pursuant to the terms of the Underwriting Agreement.

6. This Amendment may be signed in counterparts, which may be delivered by facsimile or other electronic transmission (which delivery shall not affect the validity of such counterparts).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Underwriting Agreement to be duly executed as of the day and year first above written.

CLEAN DIESEL TECHNOLOGIES, INC.

By:	/s/ Nikhil A. Mehta
	Name:	Nikhil A. Mehta
	Title:	Chief Financial Officer

ROTH CAPITAL PARTNERS LLC, as Representative of the several Underwriters

By:	/s/ Aaron M. Gurewitz
	Name:	Aaron M. Gurewitz
	Title:	Head of Equity Capital Markets

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